AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (the “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of December 20, 2014, by and among Shorai, Inc., a Nevada corporation (the “Company”), Neah Power Systems, Inc., a Nevada Corporation (“Parent”), Neah Merger Corp., a Nevada corporation, Neah Merger Corp. II, a Nevada corporation, and the stockholders of the Company listed on Schedule A thereto, is effective as of March ___, 2015.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties to the Agreement wish to amend certain provisions of the Agreement; and

WHEREAS, the Agreement may not be amended or modified except by an instrument in writing approved by the parties to the Agreement and signed on behalf of each of the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree and acknowledge that the Agreement remains in full force and effect and enforceable against each of the parties as modified by this Amendment, and to amend the Agreement in the following respects:

1.

Section 2.1(c) is hereby amended by deleting “February 28, 2015” and replacing it with “April 15, 2015.”

2.

Article VI is hereby amended by the addition of a new Section 6.13, which shall read as follows:

“6.13.  Within ten (10) business days following the Closing, Parent shall, or shall cause the Surviving Corporation to, pay at least $400,000 of the amount currently payable by the Company to the Company’s supplier Intellect Battery Co., Ltd.”

3.

Section 7.2(b) is hereby amended by deleting “$1,000,000” and replacing it with “$1,500,000.”

4.

Section 7.3(c) is hereby amended by deleting “$1,000,000” and replacing it with “$1,500,000.”

5.

Section 8.1 is hereby amended by deleting “February 28, 2015” where it appears in each of Subsections 8.1(b)(i), 8.1(c)(i), and 8.1(d), and replacing it in each such Subsection with “April 15, 2015.”

6.

Governing Law; Effect of Amendment.  This Amendment shall be governed by and construed under the laws of the State of Nevada, without regard to conflicts of laws principles.  Except as specifically set forth in this Amendment, the Agreement remains in full force and effect, unmodified in any way.

7.

Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement.

8.

Entire Agreement.  The Agreement, this Amendment and the documents referred to herein and therein constitute the entire agreement among the parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PURCHASER

SHORAI, INC. By:_________________________________ Name: David Radford Title: Chief Executive Officer

SHORAI SHAREHOLDERS ______________________________________ David Radford ______________________________________ Kevin Riley ______________________________________ James McCormick
NEAH POWER SYSTEMS, INC. By:_________________________________ Name: Gerard D’Couto Title: Chief Executive Officer

NEAH MERGER CORP.

By:_________________________________

Name: Gerard D’Couto

Title: Chief Executive Officer

NEAH MERGER CORP. II

By:_________________________________

Name: Gerard D’Couto

Title: Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO MERGER AGREEMENT]